SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 10, 2013

American Locker Group Incorporated

(Exact name of registrant as specified in its charter)

Delaware	0-439	16-0338330
(State of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2701 Regent Blvd., Suite 200

DFW Airport, Texas 75261

(Address of principal executive offices)

Registrant’s telephone number, including area code: (817) 329-1600

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 1.01.	Entry into a Material Definitive Agreement.

On December 10, 2013, American Locker Group Incorporated (the “Company”) executed a Promissory Note (the “Note”), effective for all purposes as of November 13, 2013, in favor of Anthony B. Johnston, the Company’s Chairman and Chief Executive Officer, in the principal amount of $200,000 to evidence a loan by Mr. Johnston to the Company.

The principal balance of the Note, together with accrued but unpaid interest, is due and payable on November 30, 2014. The interest rate on the Note is 6.00% and the Company may prepay the Note at any time and from time to time without premium or penalty. If the Company does not repay the note in full by December 31, 2013, the Company will be required to make monthly payments of $2,193 to Mr. Johnston in order to compensate him for moving expenses associated with his relocation to Dallas. These monthly payments will begin on January 1, 2014 and continue on a monthly basis until the Note is repaid in full. The Note is unsecured and contains event of default provisions that are customary for a transaction of this nature.

The Company used the proceeds from the Note for working capital and general corporate purposes.

The foregoing summary of the Note does not purport to be complete and is qualified in its entirety by reference to the full text of the Note, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Note set forth above under Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Promissory Note dated December 10, 2013 executed by American Locker Group Incorporated in favor of Anthony B. Johnston

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN LOCKER GROUP INCORPORATED

Date: December 13, 2013	By:	/s/ Stephen P. Slay
Stephen P. Slay
Chief Financial Officer